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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _______________

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  October 5, 2001

                            U.S. HOME SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                      0-18291                  75-2922239
(State or other jurisdiction       (Commission              (I.R.S. Employer
    of incorporation)              File Number)          Identification Number)

750 State Highway 121 Bypass, Suite 170
Lewisville, Texas                                               75067
(Address of principal executive offices)                      (Zip Code)


      Registrant's telephone number, including area code:  (214) 488-6300

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ITEM 2.   AQUISITION OR DISPOSITION OF ASSETS

Effective October 5, 2001, U.S. Home Systems, Inc. ("USHS") acquired First Consumer Credit, Inc. (FCC), a Dallas-based consumer financing company specializing in the home improvement and remodeling industry. Under the terms of the agreement, USHS paid $1.0 million in cash and issued 971,429 shares of its common stock in exchange for all of FCC's common stock. Additionally, and prior to the merger, a USHS subsidiary purchased a portfolio of installment sale contracts for $1,414,000.

FCC purchases consumer credit installment sale contracts from select remodeling contractors, allowing the contractor to offer a wider array of financing options to their customers. FCC negotiates commitments with banks, insurance companies, and other financial institutions for the purchase of installment sale portfolios. In most cases, FCC retains the collection and servicing of these accounts on behalf of the investor. This acquisition and servicing of the contracts generates both fee income and recurring income. As a result of its ability to purchase and service its own portfolios, FCC enables qualified contractors to originate a broad range of credit products that are not otherwise available to contractors utilizing only traditional sources for home improvement financing. For its fiscal year ended June 30, 2001, FCC purchased in excess of $25 million of installment contracts arising from home improvement and remodeling sales and had income of $1.1 million on a pre-tax basis. FCC currently provides servicing on nearly 4,000 of these accounts, operating in 36 states within the continental United States.

ITEM 7(a)(4).   EXHIBITS

The financial statements required as a result of the acquisition of FCC will be filed with the commission not later than 60 days after the date of this Current Report on Form 8-K.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on October 9, 2001 on its behalf by the undersigned, thereto duly authorized.

                                     U.S. HOME SYSTEMS, INC.



                                     By: /s/ MURRAY H. GROSS
                                        ----------------------------------
                                      Murray H. Gross
                                     President and Chief Executive Officer

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